EXHIBIT 4.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation

Blue Earth, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series D Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 2(g) is hereby amended by deleting the last sentence and replacing it with the following:

"Notwithstanding the foregoing, under no circumstances shall the Corporation effect a conversion of Series D Preferred Stock into Common Stock or issue Common Stock as payment of the Obligations under the Credit Agreement, (i) in excess of 2,500,000 shares of Common Stock without first obtaining stockholder approval; or (ii) in excess of any of the restrictions contained in the Series D Lock Up Agreement."

5. Effective date of filing (optional)

4. Signature (required)

/s/ John Francis, Corporate Secretary